Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is entered into as of May 10, 2026 but will become effective upon the Effective Date (as hereinafter defined), by and between Aspire Biopharma Holdings, Inc., a Delaware corporation (the “Company”), LAKEWOOD CAPITAL, LLC, a Georgia limited liability company (“Lakewood”).

WHEREAS, subject to the terms and conditions of this Agreement, the Company desires to retain Lakewood and its personnel to provide certain management, consulting, financing and support services to it, and Lakewood desire to provide such services.

WHEREAS, prior to the Effective Date, Lakewood has been actively engaged in assisting the Company with the acquisition of the Driver Controls Systems business of Dura Automotive by the Company or its affiliates on the Effective Date (the “Dura Transaction”).

WHEREAS, this Agreement will become effective on the closing date of the Dura Transaction (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Management Services.

(a) Lakewood agrees that, during the term of this Agreement (the “Term”), that it will, in collaboration with the Company’s board of directors (the “Board”) or the boards of directors (or similar governing bodies) of the Company and its subsidiaries and the management of the Company and its subsidiaries and affiliates, and as is mutually agreeable to the Company and Lakewood, provide interaction and support to assist in value creation for shareholders by providing the following private-equity equivalent management services (the “Management Services”):

(i) provide the Company and its subsidiaries and affiliates with consultation in connection with its operations, including, without limitation, consultation with respect to the development and implementation of strategies for improving the operating, engineering, manufacturing, marketing, and/or financial performance of the Company and its subsidiaries and affiliates;

(ii) provide the Company and its subsidiaries and affiliates with consultation pre-closing in connection with due diligence associated with and negotiation of agreements, contracts, documents, and instruments necessary to provide the Company and its subsidiaries and affiliates, if any, with financing from banks, leasing companies, or other financial institutions or other entities on terms and conditions satisfactory to the Company and its subsidiaries and affiliates;

(iii) provide the Company and its subsidiaries and affiliates, and any company that, directly or indirectly, possesses all of the outstanding equity interests in the Company with consultation pre-closing and assistance in connection with the strategy, identification, due diligence, and negotiation of the Company’s or its subsidiaries or affiliates, if any, recapitalizations, restructurings, financings, refinancings, mergers, acquisitions, consolidations, and dispositions (including, without limitation, the sale of all or a substantial portion of the assets or equity of the Company and/or any of its subsidiaries or affiliates, however structured); and

(iv) provide other services (which may include financial and strategic planning and analysis, marketing, sales, consulting services, human resources and executive recruitment services, and other services) as Lakewood and the Company or its subsidiaries or affiliates, if any, may agree upon in writing.

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(b) The parties expressly acknowledge that Lakewood is, or may be at a future date be, an investor or an affiliate of an investor directly or indirectly in the Company (the “Affiliated Investors”). Additionally, the parties acknowledge that principals of each Affiliated Investor may serve as members of the board of managers (or similar governing bodies) of the Company and/or its subsidiaries and/or affiliates. It is understood that Lakewood’ rights and obligations hereunder will be independent of the relationship between the Affiliated Investors, the Company, the Board and the respective boards of directors (or similar governing bodies) of the Company’s subsidiaries and affiliates, and that, in performing services hereunder, Lakewood (and its respective representatives) are not acting in the capacity of an equity holder of Company or any of its subsidiaries or as a member of the Board or the respective boards of directors (or managers, as applicable) of the Company’s subsidiaries or affiliates.

2. Payment of Management Fees.

(a) Prior to the Effective Date, Lakewood has been actively engaged in assisting the Company with the Dura Transaction, including assisting with many of the Management Services as more fully described in Section 1 of this Agreement. In consideration for such Management Services, upon the Effective Date, the Company will pay to Lakewood a closing fee of Five Hundred Thousand Dollars ($500,000) (the “Closing Fee”). In addition to the Closing Fee, the Company will reimburse Lakewood for all out-of-pocket expenses incurred for legal, accounting, travel, tax advice, etc. in connection with the Dura Transaction, this Agreement and the transactions contemplated hereby (“Closing Expenses”) not to exceed the aggregate sum of Two Hundred Thousand Dollars ($200,000). Lakewood shall provide the Company with documented evidence of all such Closing Expenses, and the Company will reimburse Lakewood and pay directly any Closing Expenses on the Effective Date; provided, however, that if Lakewood has any Closing Expenses that it receives after the Closing Date, then the Company will promptly pay directly any such additional Closing Expenses upon delivery of documentation of such Closing Expenses by Lakewood. Notwithstanding the foregoing, in the event that the Effective Date does not occur, the Company’s sole liability to Lakewood under Section 2 of this Agreement will be to pay or reimburse Lakewood for any documented Closing Expenses.

(b) In exchange for the Management Services provided hereunder by Lakewood, as more fully described in Section 1 of this Agreement, during the Term the Company will pay to Lakewood an aggregate annual management fee equal to Five Percent (5%) of Adjusted EBITDA with an annual cap of One Million Dollars ($1,000,000) (the “Annual Management Fee”) payable in quarterly payments as follows: (i) payments of $250,000 each quarter (except as set forth below) shall be paid for the first three quarters of each fiscal year (payable January 1, April 1 and July 1) and (ii) the final payment on October 1 shall be approved by the audit committee of the Board of Directors of the Company or a majority of the Board of Directors of the Company if no audit committee (such committee or board approver, the “Board Reviewer”) and shall be equal to the difference between (A) five percent (5%) of the Adjusted EBITDA for the prior 12 months, less (B) the $750,000 amount which has been paid for the first three quarters. For example, if 5% of the Adjusted EBITDA for such trailing 12-month period is $900,000, then the final quarterly installment payment of the Annual Management Fee shall be $150,000 (i.e., $900,000 less $750,000). The Annual Management Fee will be payable in advance on the first day of January, April, July, and October of each year during the term of this Agreement and is subject to the Company’s senior credit agreement with its lender.

(c) “Adjusted EBITDA” means, for any period, the consolidated earnings before interest, taxes, depreciation, and amortization of the Company and its subsidiaries for such period, adjusted to exclude extraordinary items, non-recurring items, and such other items as may be mutually agreed upon by the Company and Lakewood in writing.

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(d) The Closing Fee, Closing Expenses and the Annual Management Fees will be payable by the Company to Lakewood to an account as directed in writing by Lakewood to the Company.

(e) Except as provided below, all fees payable pursuant to this Agreement will be nonrefundable, absolute, irrevocable, and unconditional, will be paid without offset, defense, claim, deduction, or any other claim, and irrespective of the level, quality, or amount of service provided. Notwithstanding anything to the contrary contained in this Agreement, the Company will not be required to make any payment to Lakewood hereunder in excess of the amount permitted by the terms of the senior, subordinated, or mezzanine credit facilities applicable to the Company and its subsidiaries and affiliates, or to the extent the terms of any such facility prohibit the payment by the Company of any amount required to be paid by the Company hereunder at the time such amount is due and payable hereunder. Any payment hereunder not paid to Lakewood due to the preceding sentence will accrue (without interest thereon) and will be due and payable on the first date such payment is permitted to be paid pursuant to the terms of the applicable facility. Without in any way limiting any rights or remedies that Lakewood may have at law or in equity, except as set forth in the previous sentence or as provided in Section 15 below, all payments not made hereunder on the date on which they are due will accrue interest until paid in full at the rate of 12% per annum, compounded as of the last day of each month; provided, however, that if payments are prohibited under this Agreement as a result of covenant default by the Company under its senior credit agreement, then no such 12% per annum interest shall accrue on such unpaid payments during the period of such default prohibition. Notwithstanding the foregoing, in the event of any subsequent adjustment required by an audit restatement of EBITDA, then such adjustment (upward or downward) shall be made against future fee payments in an amount not to exceed $200,000 in any 12-month period. The Company may cause one or more of its subsidiaries or affiliates to make any payments required to be made by the Company hereunder (it being understood that the Company will determine the source for such payments based upon its good faith determination of the relevant benefits received by its subsidiaries and affiliates); provided that the Company will be responsible to ensure all such payments are made and remains liable for all obligations hereunder.

3. Term.

This Agreement will continue in full force and effect from the Effective Date for a period of five (5) years from the Effective Date; provided, however, (a) this Agreement will automatically terminate upon a Sale of the Company (as hereinafter defined), including a Sale of the Company in connection with an exercise of remedies or foreclosure by any secured creditor to the Company having a lien on and security interest in and to substantially all of the assets of the Company or a pledge of the issued and outstanding equity interests of the Company. In the event of any such termination, (x) the obligations of the Company under Section 4 below, (y) any and all accrued and unpaid obligations of the Company owed under Section 2 above (including with respect to any transaction resulting in such termination, and further including an amount equal to the portion of any unpaid Annual Management Fee that would otherwise have been payable in respect of such applicable calendar year in absence of such termination) and (z) the provisions of Sections 8 and 12 below, will survive such termination of this Agreement to the maximum extent permitted under applicable law. For purposes of this Agreement, “Sale of the Company” means a sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, or any transfer, whether in a single or series of related transactions, of equity with over 50% of the voting power of the Company (whether by merger, consolidation, recapitalization, transfer of equity securities, or otherwise) after the Effective Date.

4. Out of Pocket Expenses; Indemnification.

(a) Out-of-Pocket Expenses. The Company will pay all reasonable out-of-expenses, e.g., travel, hotel accommodations, entertainment, etc. pre-approved and incurred by Lakewood in respect of the Company and its subsidiaries and affiliates in connection with this Agreement and all operations hereunder. For the avoidance of doubt, all salaries, bonuses or benefits payable to Lakewood personnel shall be the sole responsibility of Lakewood. Such reimbursed expenses are limited to those incurred in connection with travel to meetings of the Board.

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(b) Indemnity and Liability. In consideration of the execution and delivery of this Agreement by Lakewood and in connection with the structuring and consummation of the Dura Transaction, the Company agrees to defend, indemnify, exonerate and hold harmless Lakewood, and each of its partners, stockholders, affiliates, directors, members, managers, officers, fiduciaries, employees and agents and each of the partners, stockholders, affiliates, directors, members, managers, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the “Indemnitees”) from and against any and all actions, causes of action, claims, suits, losses, liabilities and damages, and costs and expenses in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of or arising out of, or in any way relating to, the structuring of the Dura Transaction or the execution, delivery, performance, enforcement, or existence of this Agreement or the transactions contemplated hereby, except for any such Indemnified Liabilities arising on account of such Indemnitee’s willful misconduct, bad faith or gross negligence and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company (on behalf of itself and each of its subsidiaries and affiliates) agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. None of the Indemnitees will be liable to the Company or any of its subsidiaries or affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute willful misconduct, bad faith, or gross negligence as finally determined by a court of competent jurisdiction. Except as Lakewood may otherwise agree in writing after the date hereof: (i) Lakewood and its affiliates and any of their respective partners, members, employees, or agents (the “Consultant Entities”) will have the right to, and will have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company and its subsidiaries and affiliates and (B) do business with any client or customer of the Company or its subsidiaries or any of their affiliates; (ii) Lakewood will be liable to the Company, its subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such person’s participation therein; and (iii) in the event that Lakewood acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, its subsidiaries or any of their affiliates on the one hand, and Lakewood, on the other hand, or any other person, Lakewood will have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company, its subsidiaries or any of their affiliates and, notwithstanding any provision of this Agreement to the contrary, will not be liable to the Company, its subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reason of the fact that Lakewood directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company, its subsidiaries or any of their affiliates. The indemnity rights provided to the Indemnitees in this document are cumulative with, and do not supersede, any other indemnification rights such Indemnitees would have under any other arrangement. In no event will the aggregate liability of Lakewood arising out of or relating in any way to this Agreement or the services provided hereunder exceed the aggregate amount of fees (and not expenses) paid to Lakewood or its designees hereunder.

5. Information.

(a) The Company will, and will cause each of its subsidiaries and affiliates to, furnish to Lakewood such information as Lakewood believe to be appropriate for its engagement hereunder (all such information so furnished being referred to hereinafter as the “Information”). The Company recognizes and confirms that Lakewood (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same and (ii) does not assume any responsibility or other obligation for the accuracy or completeness of any Information and such other public information.

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(b) Lakewood agree (i) not to use any Information or any information derived therefrom for its own purposes, except as required in connection with its engagement hereunder, (ii) not to disclose any Information or any information derived therefrom to any person or entity, including any parent, subsidiary, or affiliate of such Lakewood, except such officers, directors, key employees or legal or financial advisors of such Lakewood (collectively, “Representatives”) who have a need to know the Information in order for Lakewood to perform its obligations hereunder and have agreed to treat such information as confidential, (iii) that such Lakewood shall be responsible for any breach of this Section 5(b) by its Representatives, and (iv) to take all necessary precautions to avoid the unauthorized disclosure or use of the Information. This Section 5(b) shall not apply to any information (a) which is or becomes known generally within the industry, except as a result of a breach of this Agreement by Lakewood or its Representatives; (b) which Lakewood can establish was in the possession of or known by Lakewood prior to its receipt from the Company; or (c) is subsequently disclosed to Lakewood by a third party that has a bona fide right to make such disclosure.

6. Assignment; Third Party Beneficiaries. Except as provided below, no party hereto will have the right to assign this Agreement. Notwithstanding the foregoing, Lakewood may assign all or part of its rights and obligations hereunder to any affiliate of such Lakewood. Each of the Indemnitees are express third-party beneficiaries of Section 4 of this Agreement, and the provisions of Section 4 for their benefit will be enforceable by them and will inure to their benefit and the benefit of their successors and assigns.

7. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by Lakewood and the Company. No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto. All rights and remedies that any party may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, will be distinct, separate and cumulative rights and remedies and no one of them, whether exercised or not, will be deemed to be in exclusion of any other right or remedy.

8. Lakewood Equity Participation. The Company will create a new subsidiary for the Dura Transaction (such subsidiary, “DCS”). DCS will be structured as a limited liability company in the State of Delaware. Upon closing of the Dura Transaction, DCS will initially be 100% owned by the Company. Lakewood will receive 15% of the equity of DCS within 10 days after the closing of the DCS Transaction that vests monthly over a two year period. If Lakewood continues to assist with and helps complete additional acquisitions/transactions in either DCS or the Company, then Lakewood shall be entitled to additional equity or carried interest participation in an amount mutually agreed upon by Lakewood and the Board.

9. Lakewood Put Option.

(a) Lakewood would have an opportunity to receive optional liquidity from DCS by receiving a staggered (tranche-based) put option (the “Put”) on its 15% of the DCS equity with a delayed start and a vesting exercise schedule as follows:

(i) No exercise of the Put may be effected during the first two years after closing of the DCS Transaction.

(ii) Then beginning after the end of Year 2, Lakewood would have the option to exercise the Put to sell up to 5% of the DCS Equity in any 12 month period thereafter subject to a 90-day notice period. The Put price would be payable in cash or Company stock, or some combination thereof, that is mutually acceptable to both Lakewood and the Board.

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(iii) The Put would also be exercisable for up to an additional 5% per year after the end of Years 3, and 4 and any subsequent years thereafter at Lakewood’s option; provided, that no Put will exceed 5% of the DCS Equity in any 12 month period.

(iv) Lakewood would have the option not to exercise the Put and wait for a change of control transaction of either DCS or the Company at which time its 15%, or applicable ownership at the time, is fully vested and the option to sell all ownership is available.

(v) Valuation of DCS in connection with exercising a Put option will be calculated by using the pro-rata share of EBITDA generated by DCS and applying the market-based EV/EBITDA multiple based on the Company’s average EV/EBITDA multiple over the past 12 months. After adjusting for debt, Lakewood will be able to exercise their Put option at a 15% discount to the implied equity value of the DCS subsidiary. In the event that there are any known or expected material changes to the future EBITDA prospects for DCS as determined by the Board Reviewer in good faith (e.g. major contract losses, etc.) (an “EBITDA Adjustment”), the Board and Lakewood will come to a mutually agreed upon valuation for DCS. In the event an EBITDA Adjustment exists and there is no mutually agreed upon valuation for a period of at least six (6) months, Lakewood would be permitted to explore strategic options for its Put without requiring Board consent.

10. Miscellaneous.

(a) Choice of Law. This Agreement will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b) Consent to Jurisdiction. Each of the parties hereto agrees that all actions, suits, or proceedings arising out of or based upon this Agreement or the subject matter hereof will be brought and maintained exclusively in the federal and state courts located in Delaware. Each of the parties hereto by execution hereof (i) irrevocably submits to the jurisdiction of the federal and state courts located in the State of Delaware for the purpose of any action, suit, or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit, or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit, or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit, or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 12 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit, or proceeding any claim that service of process made in accordance with Section 12 does not constitute good and sufficient service of process. The provisions of this Section 10(b) will not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court located in the State of Delaware.

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(c) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. Each of the parties hereto acknowledges that it has been informed by the other party that the provisions of this Section 10(c) constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby. Either of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

11. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto, and is superseded by this Agreement.

12. Notice. All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile or email or (iii) sent by certified or registered mail or by Federal Express, DHL, UPS, or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Company, to it at:

23150 Fashion Drive, Suite 232

Estero, Florida 33928

Attn: Kraig T. Higginson, Chief Executive Officer

Email: khigginson@aspire-biopharma.com

If to Lakewood Capital, LLC, to it at:

Lakewood Capital, LLC

2451 Cumberland Pkwy

Suite 3627

Atlanta, Georgia 30339

Attn: Gregory J. Corona

Email: greg@lakewoodcompany.com

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile or email during normal business hours, (b) on the business day after being received if sent by facsimile or email other than during normal business hours, (c) one business day after being sent by Federal Express, DHL, or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail. Either of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to the other party hereto.

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13. Severability. If in any judicial or arbitral proceedings a court or arbitrator will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

14. Disclaimer and Limitation of Liability.

(a) Disclaimer. Lakewood makes no representations or warranties, express or implied, in respect of the services to be provided by it hereunder.

(b) Limitation of Liability. In no event will Lakewood, or any of its officers, directors, members, managers, employees, partners, affiliates, or associated entities or individuals be liable to the Company or any of its subsidiaries, or affiliates for any indirect, special, incidental, or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by Lakewood hereunder.

15. Lakewood as Independent Contractors. Lakewood and the Company (on behalf of itself and its subsidiaries) agree that Lakewood and/or its affiliates will perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Lakewood, and Lakewood’ respective managers, members, directors, officers, or employees, will not be considered employees or agents of the Company or any of its subsidiaries as a result of this Agreement nor will any of them have authority to contract in the name of or bind the Company or any of its subsidiaries as a result of this Agreement, except as expressly agreed to in writing by the Company. The duties of Lakewood will be confined to those expressly set forth herein, and no implied duties are assumed or may be asserted against Lakewood hereunder.

16. Shared Services; Other Matters. For the avoidance of doubt, the services and fees described herein do not pertain to any additional services performed by shared executives and/or specialists employed or retained by Lakewood or any of its respective affiliates that may be requested by the Company or any of its subsidiaries or affiliates from time to time. Notwithstanding anything contained herein to the contrary, in no event will the fees and expenses payable pursuant to this Agreement be impacted by or have any impact on any fees or expenses payable to Lakewood or any affiliate thereof as a result of its or their status as a debt holder, providing, or committing to provide, debt financing, or otherwise as an arranger or agent of any debt financing (in each case, whether senior or subordinated) of the Company or any of its subsidiaries or affiliates.

17. Subordination. Notwithstanding any provision herein or in any other agreement or document to the contrary, no amounts payable pursuant to Section 2 shall be made (and no interest shall accrue under Section 2(e) on such unpaid amounts) if and to the extent such payment is prohibited under the terms of the Company’s credit facilities, as amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms by and between the Company.

18. Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement. This Agreement may be executed and delivered by forms of electronic transmission, including by facsimile, PDF, or DocuSign transmission.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

THE COMPANY:

Aspire Biopharma Holdings, Inc.

By:	/s/ Kraig T. Higginson
Name:	Kraig T. Higginson
Title:	Chief Executive Officer

LAKEWOOD:

Lakewood Capital, LLC

By:	/s/ Gregory J. Corona
Name:	Gregory J. Corona
Title:	Managing Partner

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